Exhibit 10.39

Adverum Biotechnologies, Inc. 1035 O’Brien Drive, Menlo Park, CA 94025 O: 650.272.6269

Amendment to January 29, 2016 Employment Offer Letter Agreement

This Amendment to Employment Agreement (“Amendment”) is between Amber Salzman, Ph.D. and Adverum Biotechnologies, Inc. (formerly Avalanche Biotechnologies, Inc.) (the “Company,” and together with Dr. Salzman, the “Parties”). Dr. Salzman will be assuming the position of Chief Executive Officer of the Company, and this Amendment sets forth the new terms of employment agreed upon by the Parties with respect to Dr. Salzman’s new position. The Parties intend this Amendment to amend and, to the extent it is inconsistent with, supersede Dr. Salzman’s prior Employment Offer Letter Agreement (“Employment Agreement”), dated January 29, 2016. To the extent it is not superseded, the Employment Agreement, including the attachments and agreements referenced in it, will remain in full force and effect.

Therefore, the Parties agree that effective October 14, 2016 (the “Effective Date”), the Employment Agreement is amended as follows:

I.	Position and Responsibilities.

In the position of Chief Executive Officer and President, Dr. Salzman will serve in an executive capacity and will be required to perform the duties of Chief Executive Officer and President as commonly associated with this position, and other duties commensurate with such position as may be assigned to her by the Company’s Board of Directors (the “Board”) from time to time. Dr. Salzman will report directly to Executive Chairman of the Board, and will work primarily at the Company’s offices located in Menlo Park, California. Dr. Salzman shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

II.	Target Bonus.

A.        Target Bonus (2017 and after). For each calendar year starting 2017, Dr. Salzman will be eligible to earn an annual performance bonus with a target bonus amount equal to fifty percent (50%) of her base salary during the bonus year, provided that she is actively employed through and including the date the bonus is paid. Dr. Salzman’s annual bonus will be calculated based on attainment of individual goals (including corporate and personal objectives) to be determined by the Board each year. Bonus payments will be in the form of cash and will be granted entirely at the discretion of the Board. Any cash bonus payments will be less payroll deductions and all required withholdings.

B.        Target Bonus (for 2016). For the calendar year 2016, Dr. Salzman will be eligible to earn a prorated annual performance bonus, with a target bonus amount equal to fifty percent (50%) of her base salary earned between May 11, 2016 (the closing date of the acquisition by the Company of all outstanding shares of Annapurna Therapeutics SAS) and the end of the calendar year 2016, provided that she is actively employed through and including the date the bonus is paid. As set forth in the Employment Agreement, Dr. Salzman’s annual bonus will be calculated based on attainment of individual goals (including corporate and personal objectives) to be determined by the Board. Bonus payments will be in the form of cash and will be granted entirely at the discretion of the Board. Any cash bonus payments will be less payroll deductions and all required withholdings.

III.	Entire Agreement

This Amendment, together with the Employment Agreement and any provisions specifically incorporated by reference in the Employment Agreement, is intended to be the final, complete, and exclusive statement of the terms of Dr. Salzman’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except as specifically provided herein. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Dr. Salzman and are inconsistent with the terms the Employment Agreement (as amended by this Amendment), the provisions of the Employment Agreement (as amended) shall control. Any subsequent change in Dr. Salzman’s duties, position, or compensation will not affect the validity or scope of the Employment Agreement (as amended).

Adverum Biotechnologies, Inc. 1035 O'Brien Drive, Menlo Park, CA 94025 O: 650.272.6269

IV.	Employee Acknowledgement

By her signature below, Dr. Salzman acknowledges that she has read this Amendment and fully understands its terms and legal effect. Dr. Salzman further acknowledges that she has had an opportunity to consult with her own legal counsel before signing this Amendment. She also acknowledges that the benefits provided under this Amendment exceed those provided under the Employment Agreement. Finally, Dr. Salzman acknowledges that she has entered into this Amendment freely based on her own judgment and not on any representations or promises other than those contained in this Amendment.

So Agreed:

/s/ Paul Cleveland		/s/ Amber Salzman
Adverum Biotechnologies, Inc.		Amber Salzman, Ph.D.

Name: Paul Cleveland		Date:	November 2, 2016

Title: Executive Chairman of the Board of Directors

Date:	November 2, 2016

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